UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2022

NGM Biopharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38853	26-1679911
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Oyster Point Boulevard South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

(650) 243-5555

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NGM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 7, 2022, NGM Biopharmaceuticals, Inc. (the “Company”), entered into a lease agreement (the “Lease”) with HCP BTC, LLC (the “Landlord”), pursuant to which the Company agreed to lease from Landlord approximately 121,706 rentable square feet located at 333 Oyster Point Boulevard, South San Francisco, California 94080 (the “Premises”), consisting of general office, research and development, engineering, laboratory, vivarium, and storage or warehouse space. The Company currently occupies the Premises pursuant to a sublease agreement that is scheduled to expire on December 31, 2023.

The term of the Lease (the “Initial Term”) will commence on January 1, 2024 and will expire December 31, 2033, unless earlier terminated pursuant to the terms of the Lease. The Company will be obligated to pay $900,624.40 in monthly base rent for the first year of the Initial Term, which shall increase at an annual rate of 3.5% each year thereafter. No base rent is due for the first three full calendar months of the Initial Term. In addition to the base rent, the Company shall be obligated to pay its share of operating and tax expenses as specified under the terms of the Lease. The Company is entitled to an allowance of approximately $4.9 million for tenant improvements. Pursuant to the Lease, the Company also has the right of first offer with respect to any space located in the building with an address of 331 Oyster Point Boulevard. The Company must execute this right within the first five (5) years of the Initial Term.

The Company is obligated to provide Landlord an irrevocable letter of credit in the amount of approximately $2.5 million which Landlord may draw from upon the occurrence of certain events outlined in the Lease. This letter of credit or any renewal thereof or substitute therefor shall not be deemed to be or treated as a “security deposit” under any applicable law. The Company, and any permitted transferee or permitted assignee of the Company, has the option to extend the term of the Lease for a period of either eight (8) or ten (10) years (as applicable, the “Option Term”) beyond the Initial Term, provided that no more than fifteen (15) months’ and no less than twelve (12) months’ prior written notice is given to Landlord. The rental rate for the Option Term would be subject to market adjustment. In the event of a default of certain of the Company’s obligations under the Lease, Landlord would have the right to terminate the Lease.

The foregoing description of the material terms of the Lease does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full terms of the Lease. The Company intends to file a copy of the Lease with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NGM Biopharmaceuticals, Inc.

Dated: July 13, 2022	By:	/s/ Valerie L. Pierce
Valerie L. Pierce
Senior Vice President and General Counsel